Exhibit 99.1

Bsquare DataV Wins Major Industrial IoT Deployment

Fortune 500 company selects Bsquare for DataV software and systems integration services

MAY 31, 2016 | BELLEVUE – Bsquare (NASDAQ: BSQR) announced today that its DataV™ Internet of Things (IoT) solution has been selected by a Fortune 500 industrial company for a multi-year contract initially valued at over $4.0 million. In addition to DataV software, Bsquare will also provide comprehensive systems integration, support and maintenance services. DataV leverages advanced data analytics, predictive reasoning, data-driven diagnostics, and automated orchestration of remediation actions in order to improve asset uptime while reducing service and warranty costs.

Key industrial IoT uses cases that will be addressed through this contract include:

•	Predictive failure. The use of data analytics and real-time device information to accurately predict problems that could impair asset uptime, as well as prescribing remediation steps.

•	Data-driven diagnostics. Further use of data analytics and historical repair information in order to speed diagnostic and repair time, getting vital assets back in operation more quickly while reducing service and warranty costs.

Jerry Chase, Bsquare President and CEO, said “This project is emblematic of what is truly possible with IoT: real-time data analytics applied to very large data sets in order to predict future conditions, prescribe corrective steps, and accelerate repair times. Collectively, these DataV capabilities can dramatically improve uptime while reducing cost. We look forward to a long-term relationship with this customer, working closely with them as they leverage IoT to achieve business objectives throughout their organization.”

This IoT deployment will be offered by Bsquare in conjunction with cloud services using Amazon Web Services (AWS) and is expected to address hundreds of thousands of assets in the field.

Under current software revenue recognition rules, although the majority of the cash from this engagement is expected to be received in 2016, the revenue will be recognized over a three-year period.

DataV is a complete software stack available in modules allowing it to easily conform to specific customer requirements. Server-side components of DataV can be run in private data centers or hosted in public clouds. Bsquare DataV services include system integration, application development, and other professional engineering services.

About Bsquare

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making them intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software solutions can be deployed by a wide variety of enterprises to create business-focused Internet of Things (IoT) systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that can help organizations of all types make IoT a business reality. For more information, visit www.bsquare.com.

Contact

Bsquare contact	Media contact	Investors contact

John Hieger	Leslie Johnson	Leslie Phillips
Bsquare	Engage PR	Blueshirt Group
+1 425.519.5228	+ 1 510.748.8200	+1 415.489.2189
johnhi@bsquare.com	Bsquare@engagepr.com	leslie@blueshirtgroup.com

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